                                                      Prospectus filed pursuant
                                                      to Rule 424(b)(1)
                                                      relating to Registration
                                                      Statement 333-56937

                               20,394,843 SHARES

                         BEACON CAPITAL PARTNERS, INC.

                                  COMMON STOCK

                               ------------------

    Beacon Capital Partners, Inc., is a real estate investment trust (a "REIT") that conducts real estate investment and development activities.

    This Prospectus relates to 20,394,843 shares of our Common Stock which may be sold by certain Selling Stockholders. We are registering these securities on behalf of Selling Stockholders. We are not selling any of these securities and we will not receive any proceeds from the sale of these securities.

    Our principal executive offices are located at One Federal Street, 26th Floor, Boston, Massachusetts 02110. Our telephone number is (617) 457-0400.

    INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. THE FOLLOWING DISCUSSION SUMMARIZES SOME OF THESE RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 4.

    - We rely upon two key personnel.

    - We have a limited operating history.

    - There is currently no market for our Common Stock and we do not currently plan to list our Common Stock on an exchange or on The Nasdaq Stock Market.

    - We intend to leverage our assets, and may, under our current guidelines, borrow up to 60% of our total market capitalization. This may compound losses. Our organizational documents contain no limits on our ability to leverage our assets.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is December 7 , 1999.

                               TABLE OF CONTENTS


FORWARD-LOOKING STATEMENTS..................................      1

PROSPECTUS SUMMARY..........................................      2

  Selling Stockholders......................................      2

  Summary Risk Factors......................................      2

  The Offering..............................................      3

  The Company...............................................      3

RISK FACTORS................................................      4

  Economic and Business Risks...............................      4

    We Depend on Key Personnel Whose Continued Service is
     Not Guaranteed.........................................      4

    We May Not Successfully Implement Our Growth Strategy...      4

      Additional Financing May Not Be Available.............      4

      We May Fail to Effectively Manage Our Rapid Growth....      4

      Complex Acquisitions Have a Greater Risk of Failure...      4

      Development or Redevelopment of Assets is Costly and
       May Not Yield Economic Benefits......................      5

    Conflicts of Interest Exist Between the Company and
     Others.................................................      5

      Conflicts Relating to the Operating Partnership.......      5

      Conflicts Relating to the BCP Sister Corp.............      6

      Conflicts Relating to the Incentive Return............      6

      Policies With Respect to Conflicts of Interest........      7

    Leverage Can Reduce Income Available for Distribution to
     Stockholders...........................................      7

    Risks Associated With Hedging Investments and
     Investments in Derivatives.............................      7

    The Company's Insurance Will Not Cover All Losses.......      8

    Property Taxes Decrease Returns on Real Estate..........      8

    Compliance with Americans with Disabilities Act and
     Other Changes in Governmental Rules and Regulations May
     Be Costly..............................................      8

    Adverse Effect on Results of Operations Due to Possible
     Environmental Liabilities..............................      9

    BCP Sister Corp. Will Have Separate Financing, Which May
     Not Be Available.......................................      9

    We Are a Newly-Organized Corporation With a Limited
     Operating History......................................     10

  Investment Activity Risks.................................     10

    Appropriate Investments May Not Be Available............     10

    Real Estate Is Illiquid and Value Is Dependent on
     Conditions Beyond the Company's
      Control...............................................     10

    We Must Compete With Other Companies For Acquisitions...     11

    We Must Be Able to Pay Off Our Financing................     11

    Real Estate Investment Risks............................     11

    Risks Relating to Our Investment in Beacon Capital
     Strategic Partners, L.P................................     11

      The Terms of Our Investment Potentially Reduce
       Potential Profits to the
        Company From Individual Investments.................     11

      We Are Restricted From Making Certain Types of
       Investments..........................................     12

    Risks Related to Investments in Mortgage Loans..........     12

      Commercial Mortgage Loans May Involve a Risk of
       Loss.................................................     12

      Volatility of Values of Mortgaged Properties May
       Adversely Affect the Company's Mortgage Loans........     13

      General Default Risks.................................     13

    Our Multi-Sector Investment Strategy is More Complicated
     Than a Single-Sector Investment Strategy...............     13

    Geographically Concentrated Assets Are Vulnerable to
     Downturns in Local Economic Conditions.................     14

    New Markets May Have Conditions Unlike Our Existing
     Markets................................................     14

    We Will Not Have Full Control Over Investments Made
     Through Partnerships and Joint Ventures................     15

    We Will Not Have Full Control Over Investments Made
     Through Subsidiaries...................................     15

    Foreign Real Properties Are Subject to Currency
     Conversion Risks and Uncertainty of Foreign Laws.......     15

  Legal and Tax Risks.......................................     16

    Tax Risks...............................................     16

    Adverse Impact of Future Legislation Regarding REITs....     17

    Aggregate Stock Ownership Limit May Restrict Business
     Combination Opportunities..............................     17

    Foreign Investors Should Consider Tax Risks Under
     FIRPTA.................................................     18

    Plans Should Consider ERISA Risks of Investing in Common
     Stock..................................................     18

    Changes in Management May Be Deterred...................     19

    Board of Directors May Change Certain Policies Without
     Stockholder Consent....................................     19

    Loss of Investment Company Act Exemption Would Adversely
     Affect the Company.....................................     19

    Limitation on Liability of Officers and Directors of the
     Company................................................     19

  Other Risks...............................................     20

    Risk that Market for Common Stock Will Not Develop......     20

ABOUT THIS PROSPECTUS.......................................     21

WHERE YOU CAN FIND MORE INFORMATION.........................     21

USE OF PROCEEDS.............................................     22

SELLING STOCKHOLDERS........................................     22

PLAN OF DISTRIBUTION........................................     32

LEGAL MATTERS...............................................     33

EXPERTS.....................................................     33

                           FORWARD-LOOKING STATEMENTS

    This Prospectus, including the information incorporated by reference into this Prospectus, contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use the words "anticipate," "believe," "estimate," "expect" and other similar expressions in this Prospectus, they are generally intended to identify forward-looking statements. In connection with such forward-looking statements, you should consider that they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Factors that could cause our actual results, performances or achievements to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, the following:

    --  potential developments or acquisitions or dispositions of properties;

    -- our qualifications as a real estate investment trust under the Internal Revenue Code;

    -- the real estate markets in Seattle, Washington, Sunnyvale, California, and Boston, Massachusetts;

    --  the implementation of our plan to address Year 2000 issues;

    --  the anticipated operating performance of our investments;

    --  the availability of debt and equity financing;

    --  interest rates;

    --  availability of qualified personnel;

    --  trends affecting our financial condition or result of operations;

    -- changes in, or the failure or inability to comply with, governmental regulation;

    --  the impact of pending or future litigation; and

    -- international, national, regional and local economic and political changes.

    We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. These forward-looking statements were based on information, plans and estimates at the date of this Prospectus, and we disclaim any obligation to update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

                              SELLING STOCKHOLDERS

    We are not selling any of the securities offered by this Prospectus, and will not receive any of the proceeds from their sale. We are registering the Common Stock on behalf of certain Selling Stockholders.

    The Selling Stockholders may sell these securities directly to purchasers or they may sell these securities to purchasers through agents, underwriters or dealers pursuant to this Prospectus. The Selling Stockholders will receive all of the proceeds from the sale of their securities and will pay all underwriting discounts, selling commissions and transfer taxes applicable to any sale. Registration of these securities does not necessarily mean that any Selling Stockholder will actually sell their securities.

                              SUMMARY RISK FACTORS

    An investment in our Common Stock involves various risks. You should carefully consider the matters discussed under "Risk Factors." Such risks include, among others, the following:

    --  We rely upon two key personnel.

    --  We have a limited operating history.

    -- There is currently no market for our Common Stock and we do not currently plan to list our Common Stock on an exchange or on The Nasdaq Stock Market.

    -- Our management may earn substantial compensation from certain incentive plans, which, if paid, could substantially reduce cash available for distribution to you.

    -- We have a management incentive plan with an incentive reward based upon our performance over a specified period. Management's interest in the return over this period would conflict with your interests if you have shorter or longer term investment goals.

    -- We intend to leverage our assets, and could, under our current guidelines, borrow up to 60% of our total market capitalization. This may compound losses. Our organizational documents contain no limits on our ability to leverage our assets.

    -- In order to insure compliance with the REIT qualification requirements, we have placed limits on the amount of stock any stockholder may own. One of these limits generally prohibits any person from owning more than 9.8% of our stock. This could inhibit a change of control of the Company.

    -- We may be subject to income tax at regular corporate rates if we fail to qualify as REIT. This would substantially reduce the amount of cash available for distribution to you.

                                  THE OFFERING

    The principal terms of our Common Stock are summarized below. The Selling Stockholders will receive all of the proceeds from any sales of the Common Stock offered by this Prospectus. We will not receive any proceeds from this Offering.


Common Stock:

Issuer....................................  Beacon Capital Partners, Inc.

Securities Offered (1)....................  20,394,843 common stock

Common Stock Outstanding..................  20,973,932 shares

Voting Rights.............................  Each share of Common Stock has one vote.

Listing...................................  The Common Stock is not currently listed on any exchange or on any Nasdaq market. We do not currently plan to
                                            list the Common Stock.

Trading...................................  The Common Stock has been accepted for trading in the
                                            PORTAL Market.

Stock Ownership Limits....................  No single Stockholder may beneficially own more than
                                            9.8% of the Common Stock.

------------------------

(1) This Offering of our Common Stock excludes 579,089 common stock and shares underlying 225,201 Operating Partnership Units which the Company sold to Alan M. Leventhal and Lionel P. Fortin in connection with the formation of the Company.

                                  THE COMPANY

    Beacon Capital Partners, Inc. is a Maryland corporation established to conduct real estate investment and development activities. We formed on January 21, 1998 as a Massachusetts corporation and reincorporated (through a merger) in Maryland on March 17, 1998. The Company is the general partner of the Operating Partnership. The Operating Partnership is a Delaware limited partnership. Our principal executive offices are located at One Federal Street, 26th Floor, Boston, Massachusetts 02110. Our telephone number is (617) 457-0400. We have regional offices in Chicago, Illinois and Los Angeles, California. We have qualified and intend to remain qualified as a REIT for federal tax purposes.

                                  RISK FACTORS

    In addition to other information contained in or incorporated by reference in this Prospectus, you should carefully consider the following risk factors before investing in our Common Stock:

                          ECONOMIC AND BUSINESS RISKS

WE DEPEND ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

    We believe that our success depends in large part upon the experience of Alan M. Leventhal, Lionel P. Fortin and other members of our senior management whose continued service is not guaranteed. We have executed employment and non-competition agreements with Messrs. Leventhal and Fortin, but we cannot guarantee that these agreements are judicially enforceable. If we lost the services of either Mr. Leventhal or Mr. Fortin, our operations might suffer. Until we found a qualified replacement, we would be less capable of:

    --  obtaining real estate investment opportunities;

    --  capitalizing upon relationships in the real estate industry; and

    --  structuring and executing potential investments.

    We cannot assure you that we would replace Mr. Leventhal or Mr. Fortin with someone who has equivalent knowledge and experience. We may not be able to successfully recruit additional personnel. Any additional personnel we do recruit may not have the requisite skills, knowledge or experience necessary or desirable to enhance our incumbent management. In addition, we do not currently intend to maintain key-man life insurance on any of our executive officers.

WE MAY NOT SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY

    ADDITIONAL FINANCING MAY NOT BE AVAILABLE

    Our ability to implement our growth strategy depends on access to the capital necessary to invest in Assets. Since the Company formed recently, we have a limited operating history. If we fail to obtain the necessary capital, our ability to acquire assets could suffer.

    WE MAY FAIL TO EFFECTIVELY MANAGE OUR RAPID GROWTH

    To successfully implement our acquisition strategy, we must integrate acquired assets into our existing operations. As such, we must consolidate functions and integrate the departments, systems and procedures of the acquired assets with our operations. Integration presents a significant challenge to us. If we fail to effectively integrate new assets, our results of operations and financial condition could suffer.

    COMPLEX ACQUISITIONS HAVE A GREATER RISK OF FAILURE

    We intend to acquire multiple assets in a single transaction. This technique reduces acquisition expenses and provides us with operating leverage. However, portfolio acquisitions are more complex than single-property acquisitions. The risk that a multiple property acquisition will not close is greater than in a single-property acquisition. In addition, the cost of a failed portfolio acquisition closing is greater than the cost of a failed single-property acquisition closing. If one of our portfolio acquisition closings failed, we would incur a charge against our earnings for the costs related to that failed acquisition.

    Our portfolio acquisitions may result in the acquisition of assets located in geographically dispersed markets that are geographically removed from our principal markets. This geographic diversity could strain our ability to manage such dispersed assets. In addition, a seller may demand that we purchase a group of properties together despite one or more failing to meet our investment criteria. If this were to occur, we would attempt to either:

    --  make a joint bid with another buyer; or

    -- purchase the portfolio with the intent to subsequently dispose of those assets which do not meet our investment criteria.

This strategy presents two problems:

    -- If we participate in a joint bid, the other buyer may default on its obligations and increase the risk that the acquisition may not close.

    -- If we intend to dispose of assets that we do not wish to own, there can be no assurance as to how quickly we could sell or exchange such assets or the terms on which they could be sold or exchanged.

    DEVELOPMENT OR REDEVELOPMENT OF ASSETS IS COSTLY AND MAY NOT YIELD ECONOMIC
     BENEFITS

    We intend to develop and construct Real Estate-Related Assets in accordance with our development and underwriting policies. Risks associated with such development and construction activities include the risks that:

    (i) we may abandon development opportunities after expending resources to determine feasibility;

    (ii) construction costs may exceed original estimates;

    (iii) occupancy rates and rents at a newly completed property may not be sufficient to make the project profitable;

    (iv) financing may not be available on favorable terms;

    (v) construction and lease-up may not be completed on schedule and thus result in increased debt service expenses and construction costs;

    (vi) we may be unable to obtain (or be delayed in obtaining) all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations;

    (vii) since new projects require a substantial portion of management's time and attention, management may be significantly preoccupied with these new projects (regardless of whether or not they are ultimately successful);

    (viii)permanent financing may not be available or may only be available on unfavorable terms; and

    (ix) our losses may exceed our investment return if the project is unsuccessful.

CONFLICTS OF INTEREST EXIST BETWEEN THE COMPANY AND OTHERS

    CONFLICTS RELATING TO THE OPERATING PARTNERSHIP

    The Company (as the General Partner of the Operating Partnership) will have fiduciary obligations to the limited partners of the Operating Partnership that may conflict with the interests of our stockholders. In addition, the limited partners will have the right to vote:

    -- as a class on certain amendments to the Operating Partnership Agreement; and

    -- individually to approve certain amendments that would adversely affect their rights.

    The limited partners' voting rights may be exercised in a manner that conflicts with your interests if you should acquire shares of our Common Stock.

    Under the terms of the Operating Partnership Agreement, the General Partner (currently the Company) must obtain approval from the partners of the Operating Partnership to engage in certain transactions if, pursuant to the Maryland General Corporate Laws or our organizational documents, a transaction would require a vote of our stockholders. As such, approval of the stockholders and the partners would be necessary before certain transactions could be consummated. The partners' interest in approving any such transaction may or may not align with the stockholders' interest in approving the transaction. Thus, the partners may prevent consummation of a transaction which the stockholders believe is in their best interest.

    CONFLICTS RELATING TO THE BCP SISTER CORP.

    Certain of our officers and directors may also serve as officers or directors of a BCP Sister Corp. (if and when formed). This may create conflicting demands on the time of those officers and directors serving both the Company and the BCP Sister Corp. If (as expected) ownership of the BCP Sister Corp. and the Company ultimately differ, conflicts of interest may develop. We cannot assure you that conflicts between the Company and the BCP Sister Corp. will not arise concerning short-term or long-term business plans, investment strategy, geographic concentration or services provided.

    In addition, provisions in the BCP Sister Corp.'s formation documents are expected to:

    (i) enable the BCP Sister Corp. to enter into transactions with the Company to the extent deemed beneficial by their respective boards of directors; and

    (ii) generally prohibit the BCP Sister Corp. from engaging in activities or making investments appropriate for a REIT unless:

    -- the Company is first given the opportunity to engage in the activity or make the investment; and

    --  the Company elects to not engage in the activity or make the investment.

    We cannot assure you that any agreement will prevent conflicts between the Company and the BCP Sister Corp. regarding which person or entity may pursue potential business opportunities (if any).

    CONFLICTS RELATING TO THE INCENTIVE RETURN

    Our Long-Term Incentive Plan consists of a Convertible Unit issued to Beacon Capital Participation Plan on March 16, 1998. The Participation Plan is an entity owned and controlled by our management. Beacon Capital Participation Plan was established to receive the Convertible Unit of the Operating Partnership. Messrs. Leventhal and Fortin control and own equity interests in Beacon Capital Participation Plan and certain members of our management also hold minority interests in Beacon Capital Participation Plan.

    If we meet certain earnings goals, the Convertible Unit will convert into a number of Incentive Units of limited partnership interest in the Operating Partnership ("Incentive Units"). The earnings goals are measured at the end of the three-year period following January 1, 1999. The value of the Incentive Units will be equal to the Incentive Return. The Incentive Return is calculated based on the growth of the Company's Funds from Operations above a specified benchmark (measured at the end of a specified period). Thus, management has an incentive to maximize growth during this period. However, management's interest in the return over this period may conflict with the interests of stockholders with shorter or longer investment goals.

    The Long-Term Incentive Plan was designed to align the interests of our management with the interests of our stockholders by having members of management purchase an equity interest in the Beacon Capital Participation Plan. However, we cannot assure you that conflicts will not arise between management's interests and stockholders' interests.

    POLICIES WITH RESPECT TO CONFLICTS OF INTEREST

    We intend to adopt policies designed to eliminate or minimize conflicts of interest. One such policy would require that all transactions in which officers or directors have a conflicting interest must be approved by a majority of our Independent Directors. However, we cannot assure you that any policy will successfully minimize or eliminate conflicts of interest. If our policies fail, decisions could be made that do not fully reflect the stockholders' interests.

LEVERAGE CAN REDUCE INCOME AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS

    We intend to leverage our assets by borrowings through bank credit facilities, mortgage loans on real estate and other borrowings. Our return on investments and cash available for distribution to stockholders might suffer by changes in market conditions which cause the cost of the financing to exceed the income from the asset. We have obtained an interim financing facility that bears interest at a variable rate. If we do not engage in a successful hedging strategy with respect to this financing, an increase in the interest rate payable on such financing could cause higher debt payments and could materially adversely affect liquidity and results from operations.

    Leverage creates an opportunity for increased returns on equity, but also creates risks. For example, debt service payments can reduce the net income available for distributions to stockholders. We cannot assure you that we will be able to meet our debt service obligations and, to the extent that we cannot, we may lose some or all of our assets to foreclosure or sale to satisfy our debt obligations. Interest rate changes can affect our income by affecting:

    -- the spread between the income on our assets and interest-bearing liabilities;

    --  the value of our interest-earning assets; and

    --  our ability to realize gains from the sale of assets.

    We have adopted guidelines to maintain a debt to total market capitalization ratio not in excess of 60%. This policy enables us to incur additional indebtedness as our stock price increases even though there has not necessarily been a corresponding increase in our ability to service our indebtedness. For purposes of this policy, our debt to market capitalization ratio is calculated as:

    -- our proportionate share of total consolidated and unconsolidated debt as a percentage of the sum of the market value of outstanding shares of our capital stock and our units in the Operating Partnership; plus

    --  our proportionate share of total consolidated and unconsolidated debt.

    Our Charter and Bylaws do not limit the amount of indebtedness we can incur. Accordingly, our Board of Directors could alter or eliminate this policy. They would do so, for example, if it were necessary for us to continue to qualify as a REIT.

RISKS ASSOCIATED WITH HEDGING INVESTMENTS AND INVESTMENTS IN DERIVATIVES

    Interest rate changes may adversely affect our investments. Interest rates are highly sensitive to many factors, including:

    --  governmental, monetary and tax policies;

    --  domestic and international economic and political considerations; and

    --  other factors beyond our control.

    We may employ a hedging strategy to limit the effects of interest rate changes on our operations, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts. Our use of these types of derivatives to hedge our assets and liabilities carries certain risks, such as:

    -- losses on a hedge position may reduce the funds available for distribution to stockholders; and

    -- losses on a hedge position may exceed the amount invested in such instruments.

    We have no formal policy with respect to hedging investments or investments in derivatives. There is no perfect hedge for any investment, and a hedge may not perform its intended use of offsetting losses on an investment. Moreover, we are exposed to the risk that the counter parties with whom we trade may stop making markets and quoting prices in such instruments. If this happened, we would be unable to enter into an offsetting transaction with respect to an open position.

    Any losses incurred may be amplified if the hedging vehicle moves more or less than the price movement of the asset being hedged. We cannot assure you of a correlation between price movements in a hedging vehicle and an asset being hedged. This presents the risk that both the hedging vehicle and the hedged asset may decline in value at the same time. In addition, if a party to a hedging transaction defaults, we may only have contractual remedies (which may be limited by bankruptcy, insolvency or similar laws) pursuant to the agreement related to the transaction. Our profitability may be adversely affected during any period as a result of changing interest rates or due to losses incurred in hedging transactions. This could possibly result in a material adverse impact on our liquidity and results from operations.

THE COMPANY'S INSURANCE WILL NOT COVER ALL LOSSES

    We intend to maintain comprehensive insurance on each of our significant assets. This coverage includes liability and fire and extended coverage, in amounts sufficient to permit the replacement of the assets in the event of a total loss, subject to applicable deductibles. We will endeavor to obtain coverage of the type and in the amount customarily obtained by owners of similar properties. However, certain losses are generally uninsurable or not economically insurable:

    --  catastrophic losses such as fire, flood and hurricane;

    --  economic conditions such as inflation;

    --  legal conditions such as changes in building codes and ordinances;

    --  environmental considerations; or

    -- other conditions or considerations which may make it infeasible to use insurance proceeds to replace an asset if it is damaged or destroyed.

    Under such circumstances, the insurance proceeds we received might not be adequate to restore our economic position with respect to the affected asset.

PROPERTY TAXES DECREASE RETURNS ON REAL ESTATE

    Each of our assets will be subject to real and (in some instances) personal property taxes. The real and personal property taxes on our assets may increase or decrease as property tax rates change or as the assets are assessed or reassessed by taxing authorities. If property taxes on our investments increase, our cash available for distribution to our stockholders would be adversely affected.

COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND OTHER CHANGES IN GOVERNMENTAL RULES AND REGULATIONS MAY BE COSTLY

    Under the Americans with Disabilities Act of 1990 (the "ADA"), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties we acquire may not be in compliance with the ADA. If a property is not in compliance with the ADA, we will be required to make modifications to such property to bring it into compliance. If we fail to comply, we face the possibility of an imposition of fines or an award of damages to private litigants. In addition, we could face changes in governmental rules and regulations or enforcement policies affecting the use and operation of the properties, including changes to building codes and fire and life-safety codes. If we were required to make substantial modifications to our properties to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to stockholders could be adversely affected.

ADVERSE EFFECT ON RESULTS OF OPERATIONS DUE TO POSSIBLE ENVIRONMENTAL
  LIABILITIES

    Our operating costs may be affected by the obligation to pay for the cost of complying with existing and future environmental laws, ordinances and regulations. Environmental problems could materially impair the value of assets. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable (often regardless of knowledge or responsibility) for the costs of removal or remediation of hazardous or toxic substances releases at its property. These costs could be substantial. The presence of such substances (or the failure to properly remediate the contamination) may materially and adversely affect the owner's ability to borrow against, sell or rent the affected property.

    Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. In addition, certain environmental laws and common law principles impose liability for releases of hazardous materials into the environment, including asbestos-containing materials ("ACMs"). These laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. In connection with our ownership and operation of certain assets, we may potentially be liable for such costs.

    Environmental laws may also impose restrictions on the use or transfer of property and on the manner in which a business is operated. These restrictions may require expenditures. We may be liable for any such costs in connection with certain of our assets. In addition, the cost of defending against claims of liability or remediating contaminated property and the cost of complying with such environmental laws could materially adversely affect our results of operations and financial condition.

    In connection with the acquisition of Real Estate-Related Assets, we intend to obtain Phase I environmental site assessments ("ESAs") prepared by qualified independent environmental engineers. The purpose of ESAs is to identify potential sources of contamination for which the Assets may be responsible and to assess the status of environmental regulatory compliance. It is possible, however, that these ESAs will not reveal all environmental liabilities or that such assets may be subject to material environmental liabilities of which we are unaware.

BCP SISTER CORP. WILL HAVE SEPARATE FINANCING, WHICH MAY NOT BE AVAILABLE

    We anticipate that the BCP Sister Corp. (if and when formed) will obtain its own financing, separate from that of the Company. We cannot assure you that such financing will be readily available or (if available) that it will be on terms acceptable to the BCP Sister Corp. In addition, to the extent that the BCP Sister Corp. should default under such financing, we cannot assure you that it would be able to obtain sufficient financing to cure such default. We also cannot ascertain the full impact of such default on the Company.

WE ARE A NEWLY-ORGANIZED CORPORATION WITH A LIMITED OPERATING HISTORY

    We formed on January 21, 1998 and re-incorporated (through a merger) in Maryland on March 17, 1998. We depend upon the experience and expertise of our senior management in administering our day-to-day operations. We cannot assure you that our management will be able to implement successfully the strategies which we intend to pursue. In addition, as a newly-organized company, our policies and procedures are subject to change over time.

                           INVESTMENT ACTIVITY RISKS

APPROPRIATE INVESTMENTS MAY NOT BE AVAILABLE

    Although we may invest in other assets as opportunities arise, we intend to focus primarily on acquiring Real Estate-Related Assets consistent with our investment strategy. We cannot assure you that:

    --  we will identify assets that meet our investment criteria;

    --  we will be successful in acquiring any assets that may be identified; or

    --  acquired assets will produce a return on our investment.

    We will have broad authority to invest in assets consistent with our investment strategy. We may invest in highly-leveraged assets, which may increase the likelihood of a loss of our assets through foreclosure. No assurance can be made that our decisions in this regard will result in a profit for the Company. Investment in real estate is a highly competitive business and the acquisition of assets is often based on competitive bidding. Consequently, our inability to identify appropriate assets may have an adverse effect on our results of operations and hinder our growth rate.

REAL ESTATE IS ILLIQUID AND VALUE IS DEPENDENT ON CONDITIONS BEYOND THE
  COMPANY'S CONTROL

    We expect to invest in assets which may be subject to varying degrees of risk generally incident to the ownership of real property. Real estate investments are relatively illiquid. Our ability to vary investments in response to changes in economic and other conditions will be limited. We cannot assure you that the fair market value of any Assets we acquire will not decrease in the future. The underlying value of our assets, our income and our ability to make distributions to stockholders are dependent upon our ability to operate our assets in a manner sufficient to maintain or increase revenue in excess of operating expenses and debt service. Our revenue may be adversely affected by the following:

    --  adverse changes in national or local economic conditions;

    --  competition from other properties offering the same or similar services;

    -- changes in interest rates and in the availability, cost and terms of mortgage funds;

    -- impact of present or future environmental legislation and compliance with environmental laws;

    -- ongoing need for capital improvements (particularly in older structures); changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies;

    --  civil unrest;

    -- acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses);

    --  acts of war;

    -- adverse changes in zoning laws; and other factors which are beyond our control either in whole or in part.

WE MUST COMPETE WITH OTHER COMPANIES FOR ACQUISITIONS

    We intend to invest in real estate industry sectors which are highly competitive. We may compete for assets with entities which have substantially greater economic and personnel resources than the Company and better relationships with sellers of assets, lenders and others. These entities may also generally be able to accept more risk than we can prudently manage. Competition may generally reduce the number of suitable prospective assets offered to us and increase the bargaining power of property owners seeking to sell, thereby increasing prices.

WE MUST BE ABLE TO PAY OFF OUR FINANCING

    We are subject to the risks normally associated with debt financing. This includes the risk that our cash flow will be insufficient to meet required debt service. In addition, we may be unable to refinance our existing indebtedness. If we do refinance, the terms of the financing may not be as favorable as the existing indebtedness terms.

REAL ESTATE INVESTMENT RISKS

    Real property investments have varying degrees of risks. Our cash flow and ability to make distributions to stockholders will be adversely affected if our assets do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures. An asset's revenues and value may be adversely affected by the following:

    --  the general economic climate; the local economic climate;

    --  local real estate conditions;

    -- the ability of the owner to provide adequate management, maintenance and insurance; and

    --  increased operating costs.

    Certain significant expenditures associated with an equity investment are generally not reduced when circumstances cause a reduction in income from the investment. These include mortgage payments, real estate taxes, or insurance and maintenance costs. In addition, we face numerous competitors for development and acquisitions of properties which may have greater resources than the Company.

RISKS RELATING TO OUR INVESTMENT IN BEACON CAPITAL STRATEGIC PARTNERS, L.P.

    Pursuant to the limited partnership agreement of Beacon Capital Strategic Partners, L.P. ("BCSP"), we must make all of our real estate investments through BCSP until the earlier of October 1, 2001 or when 85% of the capital has been invested. We have committed to invest the greater of (i) 20% of the aggregate capital commitments and (ii) $50 million as a limited partner in BCSP, which has a funding maximum of $500 million. Our investment in BCSP entails risks including the following:

    THE TERMS OF OUR INVESTMENT POTENTIALLY REDUCE POTENTIAL PROFITS TO THE
     COMPANY FROM INDIVIDUAL INVESTMENTS

    We will only be entitled to a pro rata portion of the profits of BCSP which are distributed to limited partners, based upon the proportion that our investment in BCSP as a limited partner bears to the aggregate capital commitments of all limited partners in BCSP. Since individual real estate investment opportunities are often of fixed size, the Company may have to share profits of individual investments with its partners in BCSP which, absent its arrangement with BCSP, it might otherwise secure for itself by making a larger investment on its own behalf than is represented by its share of BCSP's investment.

    WE ARE RESTRICTED FROM MAKING CERTAIN TYPES OF INVESTMENTS

    A wholly-owned subsidiary of the Company is the general partner of BCSP and, as general partner, is entitled to a portion of the profits of BCSP. While our wholly-owned subsidiary, as general partner, exercises investment control over BCSP in most instances, BCSP's limited partnership agreement places certain restrictions on the general partner which may be waived, with respect to a particular investment, by limited partners in BCSP representing a voting interest of the limited partners in excess of 50% (not including any Beacon affiliate). These restrictions include the following:

    -- the general partner shall not make an investment if the amount of such investment would exceed 25% of the aggregate capital commitments for a period of more than 180 days after such investment has been made, unless the general partner obtains the prior approval of the board of advisors of BCSP for such investment; provided that at no time may the amount of capital invested in any single investment exceed 35% of the aggregate capital commitments;

    -- with respect to an investment in an operating company, the general partner shall not make such an investment if the amount invested in all such operating companies would exceed 20% of the aggregate capital commitments divided by 35%;

    -- with respect to an investment in new development, the general partner shall not make such an investment if the amount invested in all such new development would exceed 20% of the aggregate capital commitments divided by 35%; and

    -- the general partner shall not make an investment in any real estate assets located outside of the United States, or in companies organized, headquartered or having substantially all of their assets outside of the United States.

In addition, unless waived as set forth above, BCSP may not:

    -- engage in speculative investment activity involving derivatives that would subject BCSP to unlimited exposure;

    -- make any investments in an entity that invests primarily in oil or gas development or in any collective investment entity whose constituent documents provide for the payment of incentive compensation based on the investment returns of the collective investment entity to a person other than BCSP, unless the general partner or BCSP has the power to direct the investment decisions of such collective investment entity or prevent investments from being made by such collective investment entity;

    -- make non-influence bearing investments in publicly traded securities if the amount invested in all such securities would exceed 5% of the aggregate capital commitments divided by 35%; or

    -- incur indebtedness if, immediately after giving effect to the incurrence of such indebtedness, the aggregate indebtedness of BCSP would exceed 65% of the sum of (a) the aggregate amount of all uncontributed capital commitments plus (b) the aggregate value of BCSP's investments, determined on the basis of the most recent valuations available.

    We would not face these restrictions if we were not obligated to make our investments through BCSP. As a result, our arrangement with BCSP may prohibit us from making investments that we might otherwise make absent such arrangement.

RISKS RELATED TO INVESTMENTS IN MORTGAGE LOANS

    Mortgage loan investments have certain risks that other types of investment do not, including without limitation the following:

    COMMERCIAL MORTGAGE LOANS MAY INVOLVE A RISK OF LOSS

    Commercial mortgage loans have a high degree of risk because of a variety of factors, including:

    -- the loans are dependent for repayment on successful operation of the mortgaged property and any tenant businesses operating on the property;

    --  the loans are usually non-recourse to the borrower;

    -- the loans have terms that include amortization schedules longer than stated maturity.

    -- the loan terms provide for balloon payments at stated maturity rather than periodic principal payments; and

    -- the value of the property underlying the loan can be affected significantly by the supply and demand in the market for that type of property.

    VOLATILITY OF VALUES OF MORTGAGED PROPERTIES MAY ADVERSELY AFFECT THE
     COMPANY'S MORTGAGE LOANS

    Commercial real estate values and the net operating income derived from the property are subject to volatility and may be affected adversely by a number of factors, including, but not limited to:

    --  national, regional and local economic conditions;

    --  local real estate conditions;

    --  changed or continued weakness in specific industry segments;

    -- general public perceptions of the safety, convenience, services and attractiveness of the property;

    --  willingness and ability of the property's owner to:

       (i) provide capable management,

       (ii) provide adequate maintenance,

       (iii) make capital expenditures and improvements, and

       (iv) provide leasing concessions;

    --  construction quality, age and design; and

    --  increases in operating expenses (such as energy costs).

    GENERAL DEFAULT RISKS

    With respect to our investments in mortgage loans, we face the risks of borrower defaults, bankruptcies, fraud and special hazard losses (which are not covered by standard hazard insurance). If a borrower defaults, we bear a risk of loss of principal to the extent that the value of the collateral is less than the amount due on the mortgage loan. In addition, failure to receive interest payments because of borrower default could have a materially adverse effect on our cash flow from operations. If a borrower declares bankruptcy, we face the following risks:

    -- the bankruptcy court determines the value of the underlying collateral at the time of bankruptcy;

    --  the bankruptcy trustee may avoid the lien securing the mortgage loan;
       and

    -- the debtor-in-possession may avoid the lien securing the mortgage loan to the extent the lien is unenforceable under state law.

    If we have to foreclose a mortgage, the process can be expensive and lengthy. These costs could adversely affect our anticipated return on the foreclosed mortgage loan.

OUR MULTI-SECTOR INVESTMENT STRATEGY IS MORE COMPLICATED THAN A SINGLE-SECTOR
  INVESTMENT STRATEGY

    Our current strategy is to acquire assets in a variety of real estate product-types within a variety of geographic locations. Initially we will emphasize office assets. Accordingly, we will be required to maintain expertise, relationships and market knowledge across a broad range of product-types and geographic regions.

    In addition, we face market conditions that affect each such product-type in the various markets, including such factors as:

    --  local economic climate;

    --  business layoffs;

    --  industry slowdowns;

    --  changing demographics; and

    --  local supply and demand issues affecting each such market.

    Our multi-sector approach could require more management time, staff support and expense than a company focused upon a single product-type in fewer jurisdictions than contemplated by the Company.

GEOGRAPHICALLY CONCENTRATED ASSETS ARE VULNERABLE TO DOWNTURNS IN LOCAL ECONOMIC
  CONDITIONS

    The economic performance and value of our assets are subject to all of the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in national, regional and local economic and market conditions. Such conditions can affect tenants' ability to make rental payments. Our assets are located in five markets-East Cambridge, Massachusetts; South Boston, Massachusetts; Sunnyvale, California; Dallas, Texas; and Seattle, Washington. We have no limits on becoming more geographically concentrated.

    Local real estate market conditions may include a large supply of competing space and competition for tenants, including competition based on:

    --  rental rates;

    --  attractiveness;

    --  location of property; and

    --  quality of maintenance, insurance and management services.

    Other factors may adversely affect the performance and value of an asset, including:

    -- changes in laws and governmental regulations (including those governing usage, zoning and taxes);

    --  changes in interest rates; and

    --  availability of financing.

    If the assets do not generate sufficient income to meet operating expenses, our income and ability to make distributions to stockholders may be adversely affected.

NEW MARKETS MAY HAVE CONDITIONS UNLIKE OUR EXISTING MARKETS

    Although our management has historical experience with Real Estate-Related Assets and other assets and investments in a variety of geographic areas of the country, our expertise in those markets may not assist us in new markets. In such event, we may be exposed to risks associated with:

    --  lack of market knowledge and understanding of the local economy;

    --  inability to access land and property acquisition opportunities;

    --  inability to obtain construction tradespeople;

    --  sudden adverse shifts in supply and demand factors; and

    --  unfamiliarity with local governmental procedures.

WE WILL NOT HAVE FULL CONTROL OVER INVESTMENTS MADE THROUGH PARTNERSHIPS AND
  JOINT VENTURES

    Instead of purchasing properties directly, we may invest as a partner or a co-venturer. Partnership or joint venture investments may involve risks not otherwise present, including:

    --  our partner or co-venturer might become bankrupt;

    -- our partner or co-venturer might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals; and

    --  our partner or co-venturer may be in a position to take action:

       (i) contrary to our instructions or requests; or

       (ii) contrary to our policies or objectives, including our policy with respect to maintaining our qualification as a REIT

    These investments may also have the potential risk of impasse on decisions because neither we nor our partner or co-venturer would have full control over the partnership or joint venture. We will seek to maintain sufficient control of such partnerships or joint ventures to achieve our objectives. Our organizational documents do not limit the amount of available funds which we may invest in partnerships or joint ventures.

WE WILL NOT HAVE FULL CONTROL OVER INVESTMENTS MADE THROUGH SUBSIDIARIES

    The common stock of six of our subsidiaries, BCP Millennium Residential, Inc., Cambridge Kendall SPC, Inc., Tenant Communications, Inc., BCP Lodging, Inc., Shared Communications Spaces, Inc. and Fort Point Place, Inc. consists of two classes: voting and nonvoting. Of the voting common stock, Messrs. Leventhal and Fortin hold 91% and the Operating Partnership holds 9%. The Operating Partnership holds all of the nonvoting stock. The Operating Partnership owns 99% of the economic interest in these subsidiaries and Messrs. Leventhal and Fortin jointly own 1% of such economic interest. As holders of 91% of the voting common stock, Messrs. Leventhal and Fortin have the ability to elect the board of directors of these subsidiaries. We are not able to elect the directors, which means that we may not be able to influence the day-to-day decisions affecting these subsidiaries. As such, the board of directors of these subsidiaries may implement business policies or decisions that would not have been implemented by persons controlled by the Company and may be adverse to our interests and could adversely impact our results of operations.

FOREIGN REAL PROPERTIES ARE SUBJECT TO CURRENCY CONVERSION RISKS AND UNCERTAINTY
  OF FOREIGN LAWS

    In addition to making investments in domestic assets, we may invest in assets located outside the United States. Risks inherent in investing in real estate located in foreign countries generally include:

    --  unexpected changes in regulatory environments;

    --  longer accounts receivable payment cycles;

    --  potentially adverse tax consequences; and

    --  the burden of complying with a wide variety of foreign laws.

    Moreover, investments in foreign Assets may be exposed to the risk of fluctuations in the foreign exchange rates between the US dollar and the currency in which a transaction is conducted.

                              LEGAL AND TAX RISKS

TAX RISKS

    We intend to operate in a manner that will enable us to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the "IRS") as to our REIT status, we received (in connection with the original Registration Statement) an opinion from our counsel, Goodwin, Procter & Hoar LLP, dated October 16, 1998. Their opinion stated the following:

    -- that the Company has been and will be organized in conformity with the requirements for qualification as a REIT; and

    -- that the Company's proposed manner of operation will enable it to qualify as a REIT

    This opinion was based on certain factual and other assumptions and representations with respect to the Company's past and expected ongoing businesses and investment activities and other customary matters. No assurances can be given to you as to the accuracy of such assumptions or that the Company has been able to comply with the representations it made to Goodwin, Procter & Hoar LLP or will be able to comply with them in the future. Furthermore, this opinion is not binding on the IRS or any court, and no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This opinion of Goodwin, Procter & Hoar LLP represented only their view, as of the date of their opinion, based on their review and analysis of existing law, which included no controlling precedent and which is subject to change (possibly on a retroactive basis). The opinion has not been updated since it was issued in October, 1998.

    Furthermore, both the validity of this opinion and the Company's continued qualification as a REIT will depend on the Company's satisfaction of certain asset, income, organizational, distribution and stockholder ownership requirements on a continuing basis. Our operations have not been and will not be monitored by Goodwin, Procter & Hoar LLP to ensure continued compliance with the REIT requirements.

    If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by the Company in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which in turn could have an adverse impact on the value of (and trading prices for) our Common Stock. Unless entitled to relief under certain REIT provisions of the Code, we also would be disqualified from taxation as a REIT for the four taxable years subsequent to the year during which we ceased to qualify as a REIT.

    We must distribute annually at least 95% of our net taxable income (excluding any net capital gain) in order to avoid corporate income taxation of the earnings that we distribute. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid or deemed paid by the Company with respect to any calendar year are less than the sum of:

    --  85% of the Company's ordinary income for that year;

    --  95% of the Company's capital gain net income for that year; and

    --  100% of the Company's undistributed taxable income from prior years.

    The amount of any net long-term capital gains that we elect to retain and pay income tax on will be treated as distributed for purposes of the 4% excise tax.

    We intend to make distributions to our stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company:

    --  to sell assets in adverse market conditions;

    --  to distribute amounts that represent a return of capital; or

    -- to distribute amounts that would otherwise be spent on future acquisitions, capital expenditures, or repayment of debt.

    Gains from the disposition of any asset held primarily for sale to customers in the ordinary course of business generally will be subject to a 100% tax.

    It is anticipated that we may purchase mortgage loans. If we purchases such Assets and are deemed to have issued debt obligations having two or more maturities (the payments on which correspond to payments on such mortgage loans) such arrangement will be treated as a "taxable mortgage pool" for federal income tax purposes. If all or a portion of the Company is considered a "taxable mortgage pool," the Company's status as a REIT generally should not be impaired, but a portion of the Company's taxable income may be characterized as "excess inclusion income" and allocated to stockholders. Any excess inclusion income:

    --  could not be offset by net operating losses of a stockholder;

    -- would be subject to tax as "unrelated business taxable income" to a tax-exempt stockholder;

    --  would be subject to the application of federal income tax withholding
       (without reduction pursuant to any otherwise applicable income tax treaty), with respect to amounts allocable to foreign stockholders; and

    --  would be taxable (at the highest corporate tax rate) to the Company
       (rather than its stockholders) to the extent allocable to shares of stock of the Company held by disqualified organizations (generally, tax-exempt entities not subject to tax on unrelated business taxable income, including governmental organizations).

ADVERSE IMPACT OF FUTURE LEGISLATION REGARDING REITS

    The Company's ability to qualify as a REIT, the benefits of REIT qualification, and/ or our ability to use a BCP Sister Corp could be adversely impacted by future legislation.

AGGREGATE STOCK OWNERSHIP LIMIT MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES

    To maintain our qualification as a REIT, five or fewer individuals may not own (directly or indirectly) more than 50% of our Common Stock at any time during the last half of our taxable year. As such, our Charter contains an aggregate stock ownership provision which generally prohibits any single stockholder from owning more than 9.8% of our Common Stock. In addition, our Charter contains a look-ownership limit that permits certain mutual funds and certain other widely-held (other than pension plans as described in Section 401(a) of the Code) to own up to 15% of our Common Stock. The Board of Directors may waive or modify either of these two provisions if it is satisfied (based upon the receipt of a ruling from the IRS or the advice of tax counsel) that ownership in excess of this limit will not jeopardize our status as a REIT. In addition, these ownership limits may inhibit or impede a change in control. Such inhibitions and impediments could adversely affect stockholders' ability to realize a premium over the then-prevailing market price for our Common Stock in connection with such a transaction.

FOREIGN INVESTORS SHOULD CONSIDER TAX RISKS UNDER FIRPTA

    If the Company is not a domestically controlled REIT, non-U.S. Stockholders who own and then sell our Common Stock will be taxed according to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). We will be a domestically controlled REIT if non-U.S. persons own (directly or indirectly) less than 50% of our Common Stock during specified testing periods. We cannot assure you that we will continue to be a domestically-controlled REIT. Even if not subject to FIRPTA, non-U.S. stockholders are subject to taxation under certain other circumstances.

PLANS SHOULD CONSIDER ERISA RISKS OF INVESTING IN COMMON STOCK

    ERISA is a broad statutory framework that governs non-governmental employee benefit plans in the United States. Fiduciaries of pension, profit-sharing or other employee benefit plans subject to Title I of ERISA ("ERISA Plans") should carefully consider the impact of ERISA and the regulations of the Department of Labor (the "DOL") thereunder on the ERISA Plan's decision to invest in our Common Stock. In particular, a fiduciary of an ERISA Plan should consider whether its decisions with respect to these matters would satisfy the requirements set forth in Part 4 of subtitle B of Title I of ERISA, including:

    --  the diversification and prudence requirements of ERISA;

    -- the requirement that the decisions be in the best interests of the participants and beneficiaries of the ERISA Plan; and

    -- the requirement that the decisions be authorized under the appropriate governing instruments and investment policies of the ERISA Plan.

    ERISA also prohibits certain transactions involving an ERISA Plan and persons who are "parties in interest" with respect to the ERISA Plan. In addition, the Code provides for similar prohibited transaction rules applicable to "plans" (as defined in Section 4975 of the Code) and "disqualified persons" with respect to such plans. The fiduciary of an ERISA Plan or a plan described in Section 4975 of the Code (referred to together herein as "Plans") contemplating an investment in our Common Stock should consider whether the acquisition of such Common Stock would result in a prohibited transaction under ERISA and/or the Code, and (if so) whether an exemption from these prohibited transaction rules is available. In addition, the Plan Assets Regulation provides that (subject to certain exceptions) the assets of an entity in which a Plan holds an equity interest may be treated as assets of the investing Plan, in which event the underlying assets of such entity (and transactions involving such assets) would be subject to ERISA and applicable provisions of the Code (including prohibited transaction provisions of ERISA and the Code).

    We intend to take such steps as may be necessary to qualify the Company and the Operating Partnership (and any BCP Sister Corp.) for one or more of the exceptions available under such regulation and, thereby, prevent the assets of the Company from being treated as assets of any investing Plan. Specifically, we will use our reasonable best efforts to qualify as a "real estate operating company" (within the meaning of the Plan Assets Regulation) at least until such time as our Common Stock qualifies as a class of "publicly offered securities" (as such term is defined in such regulation). In addition, with respect to any BCP Sister Corp., we will take such steps as may be necessary to qualify such BCP Sister Corp. as an operating company or a venture capital operating company or for one of the other available exceptions under the Plan Assets Regulation prior to distributions of its equity interests (although no assurances can be made in this regard).

CHANGES IN MANAGEMENT MAY BE DETERRED

    We are subject to the Maryland General Corporation Law (the "MGCL") because we are incorporated in Maryland. Certain provisions of the MGCL:

    -- impose restrictions and require procedures with respect to business combinations, including (but not limited to) transactions with holders of more than 10% of the voting power of our equity securities; and

    -- limit voting rights for holders of 20% or more of the voting power of our stock.

    These provisions could discourage a takeover or other transaction involving a change in control. Our Charter exempts from the MGCL any business combination with Alan M. Leventhal, Lionel P. Fortin or current or future affiliates, associates or other persons acting in concert as a group with either of Messrs. Leventhal or Fortin. In addition, the right of the Participation Plan to receive an Incentive Return in the event of a change of control of the Company (as defined in the Operating Partnership Agreement) may deter third parties from entering into transactions with the Company.

BOARD OF DIRECTORS MAY CHANGE CERTAIN POLICIES WITHOUT STOCKHOLDER CONSENT

    Our policies will be determined by our Board of Directors.The Board of Directors may amend or revise these policies, or approve transactions that deviate from these policies without a vote of the stockholders. These changes in policy may be positive or negative.

LOSS OF INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT THE COMPANY

    We intend to avoid regulation as an investment company under the Investment Company Act of 1940. The Investment Company Act exempts entities that (directly or through majority-owned subsidiaries) are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" (the "Qualifying Interests"). The commission currently interprets the Investment Company Act to exempt companies that:

    --  maintain at least 55% of their Assets in Qualifying Interests, and

    --  maintain an additional 25% in Qualifying Interests or other Real
       Estate-Related Assets.

    As such, the Assets we may acquire are limited by this exemption. In addition, we could be required to either:

    -- change the manner in which we conduct our operations to avoid being required to register as an investment company; or

    --  register as an investment company.

    Either of these possibilities could have an adverse effect on the Company and the market price for our Common Stock.

LIMITATION ON LIABILITY OF OFFICERS AND DIRECTORS OF THE COMPANY

    Our Charter limits the liability of a director or officer to the Company and our stockholders for money damages, except for liability resulting from:

    -- actual receipt of an improper benefit or profit in money, property or services; or

    -- active and deliberate dishonesty established by a final judgment as being material to the cause of action.

                                  OTHER RISKS

RISK THAT MARKET FOR COMMON STOCK WILL NOT DEVELOP

    Our Common Stock presently has no established trading market and there is no assurance one will develop. Our Common Stock has been accepted for trading in the PORTAL Market, a real-time electronic National Association of Securities Dealers marketplace that facilitates trading in securities offered pursuant to Rule 144A transactions. We cannot assure you that an active trading market for our Common Stock will develop in the PORTAL Market or elsewhere. In addition, access to the PORTAL Market (unlike other prominent stock exchanges or Nasdaq markets) is restricted to certain parties and can only be used for the trading of certain restricted securities. Accordingly, we cannot assure you as to:

    --  the likelihood that an active market for our Common Stock will develop;

    --  the liquidity of any such market;

    --  your ability to sell your Common Stock; or

    --  the prices that you may obtain for your Common Stock.

                             ABOUT THIS PROSPECTUS

    This Prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This Prospectus and any accompanying Prospectus supplement do not contain all of the information included in the Registration Statement. For further information, we refer you to the Registration Statement, including its exhibits. Statements contained in this Prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the Registration Statement, or if we otherwise filed such agreement or document, please see such agreement or document for a complete description of these matters.

    This Prospectus provides you with a general description of the offered shares. Each time a selling stockholder sells any of the offered shares, the selling stockholder will provide you with this Prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this Prospectus. You should read both this Prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, (Suite
1400), Chicago, Illinois 60661. Our SEC filings are also available at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a website with filings at http://www.sec.gov.

    The SEC allows us to incorporate by reference the information we file with them into this Prospectus, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede the information in this Prospectus and listed below. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the securities.

    - our Annual Report on Form 10-K for the year ended December 31, 1998;

    - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

    - our Proxy Statement dated April 12, 1999 prepared in connection with our Annual Meeting of Shareholders held on June 22, 1999;

    - our Current Reports on Form 8-K dated October 14, 1999, September 13, 1999, July 1, 1999, June 14, 1999 and November 17, 1999; and

    - the description of our common stock contained in our Registration Statement on Form 8-A, filed on September 23, 1998.

    You may request a copy of the information incorporated by reference in this Prospectus, as well as any exhibit we have specifically incorporated by reference as an exhibit in this Prospectus, at no cost by writing to us at the following address: Beacon Capital Partners, Inc., One Federal Street, 26th Floor, Boston, Massachusetts 02110, Attention: Secretary. Telephone requests may be directed to (617) 457-0400.

    You should rely only on the information incorporated by reference or contained in this Prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                USE OF PROCEEDS

    The Selling Stockholders will receive all of the proceeds from the sale of the securities offered hereby. We will not receive any of the proceeds from the sale by the Selling Stockholders of their Common Stock.

                              SELLING STOCKHOLDERS

    The Common Stock was originally issued and sold to a predecessor of Banc of America (the "Initial Purchaser"), in a transaction exempt from registration requirements of the Securities Act. The securities were resold by a predecessor of Banc of America to persons reasonably believed by the predecessor of the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to a limited number of institutional "accredited investors" (as defined in Rule 501 (a) (1), (2), (3) or (7) under the Securities
Act) and to individual "accredited investors" (as defined in Rule 501 (a) (4),
(5) or (6) under the Securities Act). The Selling Stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock. The term Selling Stockholders includes the holders listed below and the beneficial owners of the Common Stock and their transferees, pledges, donees or other successors.

    The following table sets forth information with respect to the Selling Stockholders of the Common Stock and the respective number of common stock beneficially owned by each Selling Stockholders that may be offered pursuant to this Prospectus. We are obligated by the terms of a Registration Rights Agreement to file this Registration Statement on behalf of each of the listed stockholders. Each Selling Stockholder may offer and sell all of the securities registered hereby. If such Stockholder sells all shares registered hereby such stockholder will not beneficially own any securities of the Company after this Offering. Inclusion on this list does not imply that any person or entity will actually offer or sell any of the shares registered on his, her or its behalf.

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
1st Trust & Co..............................................      5,000      *
    FBO Glenn Bennett
    FTC IRA Standard
1st Trust Co., TR...........................................      5,000      *
    FBO Lawrence W. Gold IRA
ABKB/La Salle Securities....................................  1,337,500       6.4%
David Abromowitz(1).........................................      2,680      *
Louis R. Adimare............................................     10,000      *
Richard Adler...............................................      7,500      *
Advantus Capital (MIMLIC Asset).............................    500,000       2.4%
AETNA.......................................................    400,000       1.9%
AEW Capital Management......................................    125,000      *
Gregory L. Alcroft & Leah Alcroft Comm. Prop.(1)............      2,680      *
Bruce W. Altrock & Carolyn D. Altrock.......................     12,500      *
    TR Altrock Living Trust UA 08/13/92
Adrash K. Arora.............................................      5,000      *
Michael Ashendorf(1)........................................      5,361      *
Aslam International Inc. EBP................................        500      *
Steven R. Astorve & David M. Astrove JT TEN(2)..............      1,340      *
Atlantic Trust Co. Tr.......................................    500,000      *
    FBO Susan R.G. Revocable Trust UA 06/06/96
The American Century Real Estate Fund.......................    150,000      *

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
Tony Avila & Jacquelyn Avila JT TEN (1).....................      1,072      *
Robert A. Baffi & Rosemary G. Baffi.........................      2,680      *
    TR Baffi Fam Rev Trust UA 01/17/94
Louis P. Bansbach III.......................................     10,000      *
Kevin Barnes (1)............................................      3,753      *
Ray Barshick................................................     25,000      *
David A. Baylor & Theresa L. Helmer (1).....................      1,072      *
Bayside Development Corp. Ltd...............................     25,000      *
Douglas L. Becker...........................................      5,000      *
Jill Becker and Eric D. Becker TENENT.......................      5,000      *
Glenn Benentt & Christina JT TEN............................      5,000      *
John A. Berg (1)............................................     26,809      *
Zack B. Bergreen............................................     10,000      *
Jon R. Berquist (1).........................................      1,340      *
Berrard Hldgs LTD Partnership A Partnership.................      8,750      *
John R. Bertucci............................................      5,000      *
Gordon M. & Adele H. Binder.................................     25,000      *
William D. Birch............................................      6,250      *
William M. Birch............................................     10,000      *
Guarantee & Trust Co. Tr....................................      2,500      *
    FBO Myron Blackman IRA Rollover
Thomas P. Bloch (2).........................................      1,340      *
BNP Bahrain.................................................    590,000       2.8%
Timothy P. Brady............................................     15,000      *
Kathleen Higgins Braun & Kurt George Braun JT TEN(1)........      5,361      *
Steven Braverman TR.........................................     10,000      *
    Braverman Fam Trust UA 12/26/96
    MS Muni Bond
Rita Brightman..............................................     20,000      *
Douglas Broyles.............................................      5,000      *
Bruce Brugler (1)...........................................      2,144      *
Lucretia A. Bryant..........................................      5,000      *
Michael Burbank & Cindy Ann Roberts Community Property            1,072      *
  (1).......................................................
Thomas C. Byrne.............................................      3,750      *
Vincent Campobasso & Colleen M. Campobasso JT TEN...........      5,000      *
J. Robert Casey (2).........................................      5,361      *
Douglas A. Catalano.........................................     10,000      *
Chafetz Group LLC...........................................      5,000      *
Robert B. Champagne.........................................      5,000      *
Dominic K. Chan & Marsha Chan JT TEN........................     10,000      *
Chase Asset Management......................................    750,000       3.6%
Cole A. Chevalier & Katherine Chevalier.....................     15,000      *
    TR Chevalier Trust UA 06/02/94
Matthew-Luc Clark (1).......................................      1,072      *
Closefire Limited...........................................      5,000      *
Howard E. Cohen & Myra Muskant JT TEN.......................      5,361      *
Robert & Eileen Coltun JT TEN...............................      5,000      *

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
Geary Cotton................................................     10,000      *
Robert Currie & Linda Currie JT Ten.........................      5,000      *
Carl Curtis.................................................      5,000      *
    DBA Pacific Auto
Cutler Group LLC............................................      5,000      *
John H. Dailey III & Beth B. Dailey TR......................     25,000      *
    John H. Dailey Trust UA 05/17/89
Raju P. Dantuluri & Devi P. Dantuluri JT TEN................      10,00      *
Nancy M. Davis (2)..........................................      1,340      *
DC Investment Partners......................................     40,000      *
Allen Deary.................................................      5,000      *
Christel Dehaan Tr..........................................     50,000      *
    Christel Dehaan Trust UA 12/31/92
C.A. Delaney Capital Management.............................    150,000      *
    FBO Spectrum United Canadian Growth Fund
Tom Denomme.................................................      5,000      *
Desert Mutual Benefit Realty Fund...........................    100,000      *
Barbara Devorzon Tr.........................................      5,000      *
    Devorzon Family Trust UA 11/07/90
Timothy Dibble & Maureen Dibble JT Ten......................      5,000      *
    A/C 2
Daniel J. Doherty III.......................................     15,000      *
    Atlantic Retail Properties
Neal M. Douglas.............................................      5,000      *
Gary L. Downey..............................................      5,000      *
Stichting Bedrijfspensioenfonds voor de Metaalnijverheid....    750,000       3.6%
EAG Enterprises Limited.....................................      5,000      *
Daniel H. Eakins............................................      5,000      *
Elizabeth H. Edmunds........................................      2,680      *
Jeffrey Elder...............................................     12,500      *
Merrick M. Elfman...........................................      7,500      *
Matthew E. Epstein & Deborah L. Hiatt JT TEN(1).............      1,340      *
Dwight Evans................................................      7,500      *
Lester J. Fagan (2).........................................      1,875      *
Edward J. Faneuil & Eric Slifka & Alfred Slifka Ten Com.....      5,361      *
FLM Partnership/A Partnership...............................      8,042      *
First American Asset Management.............................     33,750      *
Fisher Group LTD Partnership--Fisher, Jerome................     25,000      *
John P. Fowler..............................................      5,361      *
Mary Lou Fox................................................      5,000      *
Joseph Friscia & Laura J. Friscia JT TEN....................      5,000      *
Lee Geiger (1)..............................................      1,072      *
General Electric Pension Trust..............................    750,000       3.6%
Robert H. Gersky & Sue A. Gersky Community Property(1)......     14,745      *
John W. Gildea..............................................      5,500      *
Barry Ginsburg & Paul Lukopp Tr Merle Z. Gross..............      2,500      *
William Shedd Glassmeyer (1)................................      1,072      *

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
Martin A. Glazer & Carol A. Glazer JT TEN(2)................      1,340      *
Glenmeade Trust.............................................    500,000       2.4%
Global Property Advisors....................................    125,000      *
    FBO North American Property Securities Trust
Ernest G. Goggio............................................      5,000      *
Bruce Goldman...............................................      5,000      *
William J. Goldsborough.....................................     10,000      *
Carol B. Good...............................................      1,787      *
Julian H. Good..............................................      1,787      *
Louis K. Good III & Susan Good TEN COM......................      1,787      *
Goldman & Co. Ltd...........................................    750,000       3.6%
Barry R. Gorsun.............................................      5,000      *
1988 GPH Fund LLC (2)                                             1,876      *
E.C. Grayson................................................      5,000      *
Green Beacon LP.............................................      5,000      *
James B. Greenfield (1).....................................      1,072      *
Lee B. Griffith.............................................      5,000      *
Grisanti, Inc...............................................    100,000      *
Merle Z. Gross-Ginsburg & Paul Lukoff.......................      2,500      *
    TR Barry M. Ginsburg
    1993 Fam Trust UA 09/30/93
Guarantee & Trust Co. TR....................................      5,000      *
    FBO Michael P. Last GTC IRA
Guarantee & Trust Co. TR....................................     10,000      *
    FBO Barry R. Devorzon GTC IRA
Guarantee & Trust Co. TR....................................      5,361      *
    FBO Dana C. Djerf
Guarantee & Trust Co. TR....................................      7,238      *
    FBO M. Allen Chozen
    GTC IRA Rollover
Guarantee & Trust Co. TR....................................     15,000      *
    FBO Linda Lee Harper
Guarantee & Trust Co. TR....................................      5,000      *
    FBO Fred Backer GTC IRA Rollover
Guarantee & Trust Co. TR....................................      5,000      *
    FBO Jack G. Bryant GTC IRA Rollover
Guarantee & Trust Co. TR....................................      5,000      *
    FBO Thomas A. Okulski GTC IRA
Guarantee & Trust Co. TR....................................      1,608      *
    FBO Peter R. Pendergast GTC IRA Sep
Guarantee & Trust Co. TR....................................      5,000      *
    FBO Stephen A. Vogel GTC IRA Rollover
Sammy Hagar.................................................      5,000      *
Michael A. Hammer(2)........................................      1,340      *
Hartford Capital Appreciation Fund..........................    300,000       1.4%
Hartford Capital Appreciation Fund, Inc.....................  2,000,000       9.5%
K. Stephen Hasking..........................................     10,000      *

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
Peter P. Healy & Virginia Healy JT TEN......................      6,166      *
H. David Henken (2).........................................      1,340      *
Bernard and Jerome Herskowitz...............................     10,000      *
Wilson T. Hileman, Jr. (1)..................................      1,072      *
Rudolf C. Hoehn-Saric.......................................      5,000      *
Revell Horsey & Carrie S. Horsey JT TEN(1)..................      1,072      *
M. Benjamin Howe & Janet L. Howe JT TEN(1)..................      5,361      *
Jimmy C.M. Hsu..............................................      5,000      *
Tommy C. Hsu................................................      5,000      *
Douglas M. Husid (2)........................................      1,340      *
Thomas J. Hynes, Jr.........................................      5,361      *
Invesco Realty Advisors, Inc................................    115,000      *
Naveen Jain & Anuradha Jain JT TEN..........................     10,000      *
JJ Newport..................................................      5,000      *
Craig R. Johnson & Nichola Jo Johnson TR(1).................     13,404      *
    Johnson Revocable Trust UA 07/02/97
Gary Johnson................................................      5,000      *
Donald G. Jones.............................................     15,000      *
    Spirit Enterprise LLP
Jerry V. Jorge & Susan N. Jorge JT TEN......................      5,000      *
John A. Jurenko.............................................     25,000      *
George S. Karas.............................................      5,000      *
Bruce Katzen & Diane Katzen JT TEN..........................      5,000      *
Kempen/Ibus.................................................     40,000      *
John Bradford King & Pamela J. King JT Ten..................      5,000      *
Gary C. Klein...............................................     12,500      *
Matt Klein (1)..............................................      8,041      *
William C. Kelin & Virginia A. Klein JT ENT.................     12,500      *
Gustav Koven................................................      5,000      *
Jordan P. Krasnow & Jean H. Krasnow JT TEN (2)..............      5,361      *
Kresevich Capital Mgmt LLC..................................     25,000      *
E. Floyd Kvamme & Jean Kvamme Comm Prop.....................     25,000      *
Raymond Kwasnick & Paul Kwasnick TEN COM(2).................      2,680      *
Guy & Rita Lammle JT TEN....................................      5,000      *
Richard Langerman...........................................      2,680      *
Leede Investments LLC.......................................    100,000      *
David Lechmann & Dawn Lehmann JT TEN(1).....................      1,340      *
Mark Lehman (1).............................................      2,680      *
James W. Lewis..............................................      5,000      *
Doug Liman..................................................      5,000      *
Ron & Susanne Lissak JT WROS (1)............................      2,000      *
Elaine C. Lloyd.............................................      5,000      *
Donald A. Lobo..............................................     15,000      *
Longleaf Partners Realty Fund...............................  2,075,000       9.8%
Richard E. Lucas............................................     10,000      *
William Maidman Family LP...................................      5,000      *
Palu Malnati--Trans National................................      5,000      *

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
Kathleen M. Malo TR (1).....................................      1,072      *
    Kathleen M. Malo Trust UA 12/14/95
Sophia A. Mann..............................................      5,361      *
Burt Manning................................................      5,000      *
Steve Marcie................................................      5,000      *
Irwin M. Marcus.............................................      5,361      *
Randall E. Marcus...........................................      5,361      *
    University Orthopedic Assoc
Richard A. Marks & Jennifer E. Morrison JT TEN(2)...........      5,361      *
Bharat K. Marya & Radhesh Marya TR..........................     10,000      *
    Marya Revocable Trust UA 09/03/86
Bharat K. Marya & Radhesh Marya TR..........................     15,000      *
B & R Charitable
    RMDR Trust UA 08/28/95
Mass Financial Services Company.............................    292,925       1.4%
Karl L. Matthies (1)........................................     10,723      *
Karl Matthies & Deborah Matthies (1)........................      8,042      *
    Community Property
Dan Maydan & Dalia Maydan TR................................      7,500      *
    Dan Maydan & Dalia Maydan Trust UA 03/26/81
James F. McCaffrey..........................................      5,361      *
McGlinn Capital Management, Inc.............................    175,000      *
Mary E. McGoldrick..........................................     10,000      *
Mees Pierson/Fortis Investments.............................    100,000      *
James L. Melsa & Katherine Melsa JT TEN.....................      5,000      *
Robert M. Melzer............................................      5,361      *
Gilbert G. Menna & Janet L. Remien JT TEN (2)...............      4,021      *
Warren T. Mills & Gayle S. Mills TR.........................      5,000      *
    Warren T. Mills & Gayle S. Mills Revocable Farm Trust UA
      02/12/93
James Minchello & Linda Minchello JT TEN(1).................      5,361      *
Robert V. Minchello, Jr. (1)................................      1,340      *
Monte Toole TR..............................................     10,000      *
    Monte M. Tolle Gasonics Revocable Trust UA 04/06/94
Peter Moore & Christina Moore JT TEN........................     35,000      *
Morgan Stanley Asset Management.............................  1,000,000       4.8%
Dennis R. Morin.............................................      5,000      *
Robert S. Morris............................................      5,000      *
Alvin Murstein & Amie Murstein TR...........................      5,000      *
    Alvin Murstein 2nd Fam Trust UA 10/01/95
John P. Murtagh & Gerladine M. Murtagh JT Ten...............     17,500      *
Joseph Nadel & Ann Nadel Tr.................................      5,000      *
    Joseph & Ann Nadel Revocable Living Trust UA 08/23/95
NationsBank Collateral Account..............................     25,000      *
    FBO Central Florida Investments
Stephen Newberry & Shelley Newberry Tr......................     12,500      *
    The Newberry Livig Trust UA 06/18/90

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
Bernard A. Newcomb TR.......................................     12,500      *
    Bernard A. Newcomb 1997 Living Trust UA 01/29/97
Anna F. Ng TR...............................................     12,500      *
    Anna F. Ng 1996 Trust UA 07/02/96
Steven Nielsen & Elizabeth Nielsen JT TEN...................      5,000      *
Northwestern Mutual Life....................................    500,000       2.4%
Alfred J. Novak & Carol Novak JT TEN........................      5,000      *
Joseph W. O'Connor..........................................     25,000      *
Orchid Management Corporation...............................     10,723      *
Kenneth Olson & Ellen Berger JT Ten.........................      5,000      *
Jason Pedersen (1)..........................................      2,680      *
Kent Ryan Penwell (1).......................................      1,340      *
Robert S. Pepper & Star Pepper TR...........................     10,000      *
    Robert S. & Star Pepper Trust UA 04/25/86
David L. Pergola............................................      5,361      *
Sandra J. Perkins...........................................      5,000      *
Robert J. Perriello.........................................      5,361      *
Robert Y. Pick Tr...........................................      5,361      *
    Robert Y. Pick Self-Employed Profit Sharing Plan UA
      01/01/85
Rudolph F. Pierce (2).......................................      1,340      *
Guy C. Pinkerton & Nancy J. Pinkerton JT TEN................     12,500      *
Points West INTL INVSTMTS LTD...............................     31,063      *
Bruce Pollock & Carol Pollock JT TEN........................      5,000      *
Ponte Vedra Partners LTD....................................     50,000      *
Bruce Potter (1)............................................     13,000      *
Bruce G. Petter TR (1)......................................      1,341      *
    Alexandra Kelly Matthies 1997 Trust B UA 10/03/97
Bruce G. Potter TR (1)......................................      1,341      *
    Casey Elizabeth Matthies 1997 Trust UA 10/03/97
Franck Prissert (1).........................................      1,340      *
Putnam Investment Management................................    500,000       2.4%
Safi U. Qureshey & Anita Sue Qureshey TR....................      5,000      *
    Qureshey Fam Trust UA 05/21/84
Rainbow Partners, L.P.......................................    150,000      *
Rand Rosenberg (1)..........................................      5,361      *
Sol Rosenberg & Susan Rosenberg JT TEN......................      5,000      *
Sol Rosenberg & Susan Rosenberg Tr..........................     10,000      *
    Rosenberg Fam Charitable Trust UA 10/11/96
Franklin Reider & Michelle Reider JT TEN....................      5,000      *
James P. Reilly.............................................      5,000      *
Dana F. Rodin (2)...........................................      1,340      *
Edwin R. Rodriguez Jr. Tr...................................      5,361      *
    Edwin R. Rodriguez Jr. Rovocable Trust UA 08/29/85
John R. Rollins & Cynthia A. Rollins TR.....................     20,000      *
    Thomas B. & Rita Brightman Charitable Remainder Trust UA
      05/12/93
Alan W. Rottenberg (2)......................................      1,340      *
RREEF Venture Capital Fund, L.P.............................  1,500,000      *

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
Eli Rubenstein (2)..........................................      1,340      *
Michael B. Rukin TR TTEE FBO................................     10,000      *
    The Concord Hill Group Trust
    DTD 02/23/93
William Rutter..............................................     50,000      *
Burton M. Sack..............................................      5,000      *
William J. Sales............................................      5,040      *
Sandler O'Neill Asset Management............................     62,500      *
Thomas J. Sartory (2).......................................      1,340      *
John R. Sasso...............................................      5,361      *
Sharam I. & Fariba S. Sasson, TR............................     25,000      *
Ori Sasson & Susan Sasson Tr................................     25,000      *
    Sasson Trust UA 03/31/94
Donald L. Saunders..........................................      5,000      *
John Schnugg (1)............................................      5,361      *
Jack Schwartz...............................................     15,000      *
Edward H. Schweitzer & Chris A. Schweitzer TR(1)............      1,072      *
    Schweitzer Fam Rev Trust UA 02/13/95
Shawn Sedaghat..............................................     25,000      *
Fred A. Seigel..............................................      5,361      *
Uday Sengupta...............................................      5,000      *
    Asia Quest
Richard Sherman.............................................      5,000      *
Donald L. Shulman (2).......................................      1,340      *
Robert J. Siedlecki.........................................      5,000      *
John R. Silber..............................................      5,361      *
Victoria Simms..............................................     15,000      *
Michael Singer (1)..........................................      1,072      *
Vassilios Sirpoladis & Lynne Sirpoladis JT TEN..............     25,000      *
Jeffrey S. Slowgrove & Toni A. Slowgrove TEN ENT............      7,500      *
Slyman International LLC....................................      5,000      *
Richard A. Smith & Mary Ellen Zweifel Smith TR..............     13,404      *
    Smith Family Trust UA 04/03/96
Mark C. Smith...............................................     25,000      *
Alan B. Snyder & Susan R. Katz-Snyder.......................     50,000      *
Jure Sola & Michelle Sola TR................................     12,500      *
    Jure & Michelle Sola Trust UA 12/18/92
Alan D. Solomont............................................      5,000      *
Sasson R. & Eta Somekh TR...................................      5,000      *
Marvin Sparrow..............................................      2,680      *
Harold Stahler & Dale I. Stahler JT TEN.....................      2,680      *
Standard Pacific Capital....................................    750,000       3.6%
State Board of Administration of Florida....................    500,000       2.4%
State Street Research Aurora Fund...........................    120,000      *
Stephens Inc................................................     20,000      *
John G. Stewart.............................................     25,000      *
Marilyn L. Sticklor.........................................      2,680      *

                                                                SHARES BENEFICIALLY
                                                                       OWNED
                                                              PRIOR TO THIS OFFERING
                                                              -----------------------
SELLING STOCKHOLDER                                             NUMBER     PERCENTAGE
-------------------                                           ----------   ----------
Michael E. Tacelosky TR.....................................      5,000      *
    Michael E. Tacelosky 1994 Trust Fund UA 12/20/94
Richard W. Talkov & Susan P. Davis JT TEN...................      1,340      *
Andrew R. Tang (1)..........................................      1,072      *
Lester J. Tanner............................................      5,000      *
Steven Taslitz..............................................      5,000      *
Third Point Partners LP.....................................     67,315      *
Third Point Offshore Fund LTD...............................     45,877      *
Robert Tishman (1)..........................................      8,042      *
Daniel D. Tompkins..........................................      5,000      *
Chester Tomsick.............................................      5,000      *
David Toole.................................................      5,000      *
Trans National Grp Svcs LLC.................................      5,000      *
Norvald L. Ulvestad TR......................................      5,000      *
    Norvald L. Ulvestad Trust UA 09/28/82
William V. Urone & Joyce A. Urone TR Urone Trust UA              15,000      *
  10/26/93..................................................
US Die Casting & Development Company Inc....................     10,000      *
E. Vittoria, J. Vittoria & A Vittoria.......................     25,000      *
    J. Vittoria TR
    Joseph Vittoria Irrevocable Trust UA 12/19/97
Ian Wallace.................................................      5,000      *
James F. Wallack & Rebecca Matthews JT TEN..................      1,340      *
David N. K. Wang............................................     10,000      *
Robert S. Washburn TR.......................................     10,000      *
    Purchase Pension & Profit Keogh Plan UA 01/01/88
Craig Stephen & Jocelyn Weingart JT TEN.....................      1,072      *
Harris Weinstein TR.........................................     12,500      *
    Harris Weinstein Revocable Trust UA 01/26/94
    Frenchmans Creek
Mark Weinstein..............................................      5,000      *
Thomas W. Weisel............................................     23,215      *
Welch & Forbes Inc..........................................     66,000      *
Wendelin White & Paul Feinberg JT TEN.......................      5,000      *
Lisa Mashihara Westley......................................      1,072      *
Wigold Partners.............................................      5,000      *
Robert L. Williamson & Rebecca A. Williamson TEN COM........      5,000      *
Fred Winograd (1)...........................................      1,340      *
    Frederic E. Wittman.....................................      5,361      *
Geoffrey Y. Yang............................................      5,000      *
Lewis Yaraborough & Paula M. Yarborough TR..................      5,000      *
    Yarborough Family Annual Gift Trust UA 01/17/94
Robin C. Yoshimura & Randy Yoshimura JT TEN.................      5,000      *
ZPG Securities LLC..........................................      5,745      *

------------------------

*   Less than 1%

(1) Such Selling Stockholder is affiliated with Banc of America Securities, LLC a predecessor of which was the Initial Purchaser in our March, 1998 Offering.

(2) Such Selling Stockholder is affiliated with Goodwin, Procter & Hoar LLP or Goulston & Storrs, PC, law firms that provide professional services to the Registrant.

    Except as shown above, none of the Selling Stockholders has, or within the past three years had, any position, office or other material relationship with the Company or any if its predecessors or affiliates. Because the Selling Stockholders may, pursuant to this Prospectus, offer all or some portion of the Common Stock, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Stockholders upon termination of any such sales. In addition, the Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Common stock since the date on which they provided the information regarding their Common Stock, in transactions exempt from the registration requirements of the Securities Act, including transactions pursuant to Rule 144 under the Securities Act.

                              PLAN OF DISTRIBUTION

    The Offered Securities may be sold from time to time to purchasers directly by the Selling Stockholders. As used herein, Selling Stockholders includes donees and pledges selling shares received from a named Selling Stockholder after the date of this Prospectus. Alternatively, the Selling Stockholders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of such securities for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve cross or block transactions)

    -- on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale;

    --  in the over-the-counter market;

    -- in transactions otherwise than on such exchanges or in the over-the-counter market; or

    --  through the writing of options.

    At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/ dealers.

    Each Common Stock certificate contains a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder is deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes a statement in this Prospectus untrue in any material respect or which requires the making of any changes in such Prospectus in order to make the statements therein not misleading, or of certain other events specified in the Registration Rights Agreement, such holder will suspend the sale of Common Stock pursuant to this Prospectus until we have amended or supplemented such Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder or the Company has given notice that the sale of the Common Stock may be resumed.

    To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of the purchases and sales of any of the Offered Securities by the Selling Stockholders. The foregoing may affect the marketability of such securities.

    All expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all the underwriting discounts and selling commissions, if any. The Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the Selling Stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain partners of Goodwin, Procter & Hoar LLP directly or indirectly own an aggregate of 7,237 common stock of the Company.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Beacon Capital Partners, Inc. and the consolidated financial statements and financial statement schedule of Beacon/PW Kendall LLC, both included in Beacon Capital Partners, Inc.'s Annual Report on Form 10-K for the year ended
December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    The combined historical summaries of gross income and direct operating expenses for Fort Point Place for the year ended December 31, 1998, The Athenaeum Portfolio for the year ended December 31, 1997, and The Breunig Portfolio for the year ended December 31, 1997; as well as the historical summary of gross income and direct operating expenses for Technology Square and the Draper Building for the year ended December 31, 1997, all included in the Company's Current Report on Form 8-K dated November 17, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS,
INCORPORATED HEREIN BY REFERENCE OR CONTAINED IN A PROSPECTUS SUPPLEMENT. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THE SELLING STOCKHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR INCORPORATED HEREIN BY REFERENCE, OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Forward-Looking Statements............      1

Prospectus Summary....................      2

The Offering..........................      3

The Company...........................      3

Risk Factors..........................      4

Where You Can Find More Information...     21

Use of Proceeds.......................     22

The Selling Stockholders..............     22

Plan of Distribution..................     32

Legal Matters.........................     33

Experts...............................     33

                               20,394,843 SHARES

                                 BEACON CAPITAL
                                 PARTNERS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                DECEMBER 7, 1999

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